UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Uroplasty, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2007 ANNUAL MEETING
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING OF SHARES
PROPOSAL 1
Election of Directors
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards in 2007
Outstanding Equity Awards at 2007 Fiscal Year End
Fiscal 2007 Option Exercises and Stock Vested
Potential Payments and Benefits Upon Termination or Change in Control
DIRECTOR COMPENSATION
Director Compensation Table
PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDITING MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

5420 Feltl Road
Minnetonka, Minnesota 55343
2007 ANNUAL MEETING
TO UROPLASTY, INC. SHAREHOLDERS:
     I cordially invite you to the 2007 Annual Meeting of Uroplasty shareholders. The meeting this year is on Thursday, September 13, 2007, at 3:30 p.m. (Central Time) at our corporate office located at 5420 Feltl Road, Minnetonka, Minnesota, 55343.
     I hope you will participate in this review of our company’s business and operations. This proxy statement describes the items you will vote on at the meeting. In addition to voting, we will review the major developments of fiscal 2007 and answer your questions.
     The formal notice of meeting, proxy statement and proxy card are attached and our Annual Report on Form 10-KSB for our fiscal year ended March 31, 2007 is also enclosed. Whether or not you plan to attend the meeting, your vote is important. Please complete, sign, date and return the enclosed proxy card as soon as possible in the reply envelope provided.
     On behalf of the management and directors of Uroplasty, Inc., I want to thank you for your continued support and confidence in Uroplasty. We look forward to seeing you at the 2007 Annual Meeting.
Very truly yours,

/s/ DAVID B. KAYSEN

David B. Kaysen
President and Chief Executive Officer
Minneapolis, Minnesota
July 27, 2007
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION AND TO ASSURE THAT A QUORUM WILL BE REPRESENTED AT THE MEETING.

UROPLASTY, INC.
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
to be held Thursday, September 13, 2007
TO UROPLASTY, INC. SHAREHOLDERS:
     Uroplasty’s annual meeting of shareholders will be held on Thursday, September 13, 2007, at 3:30 p.m. (Central Time). We will meet at Uroplasty’s corporate office located at 5420 Feltl Road, Minnetonka, Minnesota 55343. If you owned common stock at the close of business on July 16, 2007, you are entitled to vote at the meeting or any adjournments thereof. At this meeting, we plan:
•	To elect Mr. Thomas E. Jamison as a Class III director to serve a three-year term until his respective successor is elected and qualified.

•	To elect Mr. James P. Stauner as a Class III director to serve a three-year term until his successor is elected and qualified.

•	To attend to other business properly presented at the meeting or any adjournment thereof.
     Whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the reply envelope provided.
ON BEHALF OF UROPLASTY’S BOARD OF DIRECTORS,
/s/ SUSAN HARTJES HOLMAN
Susan Hartjes Holman
Corporate Secretary
 and Chief Operating Officer
Minneapolis, Minnesota
July 27, 2007
WE CORDIALLY INVITE YOU TO ATTEND THE ANNUAL MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY CARD IN THE REPLY ENVELOPE.

2

5420 Feltl Road
Minnetonka, Minnesota 55343

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 13, 2007

INTRODUCTION
     We will hold the Annual Meeting of Shareholders of Uroplasty, Inc. on Thursday, September 13, 2007, at 3:30 p.m. (Central Time) at our principal executive office located at 5420 Feltl Road, Minnetonka, Minnesota 55343, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.
     We enclose a proxy card for your use. Our Board of Directors solicits you to SIGN AND RETURN THE PROXY CARD IN THE REPLY ENVELOPE. Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. However, if no direction is given by a shareholder in the proxy, the shares will be voted as recommended by our Board of Directors. Any shareholder giving a proxy may revoke it at any time before the proxy is voted at our Annual Meeting either by giving a written notice of revocation to our Secretary, by filing a duly executed proxy bearing a later date with our Secretary or by appearing at the Annual Meeting and filing a written notice of revocation with our Secretary prior to use of the proxy. No revocation of a proxy will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.
     We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies in person, in writing or by any form of telecommunication. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of common stock.
     This proxy statement and the enclosed proxy card are first being mailed to or given to shareholders on or about August 6, 2007.
     OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSALS IN OUR NOTICE OF MEETING.

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VOTING OF SHARES
     Only holders of record of our common stock at the close of business on July 16, 2007 are entitled to vote at the Annual Meeting. On July 16, 2007, we had 13,264,640 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share.
     The presence at our Annual Meeting, in person or by proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote at the meeting (6,632,321 shares) is required for a quorum for the transaction of business. The election of each director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy at the meeting provided a quorum is present, except where a larger proportion is required by Minnesota law.
     If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.”
     If you hold your shares in “street name,” you must provide such record holder with instructions on how to vote your shares with regard to the items described in this proxy statement. If you do not provide such record holder with instructions on how to vote your shares, under certain circumstances, your brokerage firm may vote your shares for “routine” matters, such as the election of directors.
     If you abstain from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that particular matter. Accordingly, an abstention on any matter will have the same effect as a vote against that matter.
     If you hold your shares in “street name” and do not provide voting instructions to your broker or other nominee as the record holder, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary voting power. Broker non-votes are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on the proposal in question because the broker has no discretionary voting power. Consequently, broker non-votes do not have the same effect as a negative vote on the proposal.
PROPOSAL 1
ELECTION OF DIRECTORS
Nominations
     As permitted by Minnesota law, our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) require the dividing of our Board of Directors (the “Board”) into three classes, with each class containing as nearly as possible one-third of the total. The members of each class are elected to serve a term of three years. The term of office of each class is staggered so that in any one year the term of only one class expires. At each annual meeting of shareholders, a class of directors will be elected for a three-year term.

     Our Board currently consists of six directors. The term of our Class III directors will expire at our 2007 Annual Meeting requiring the election of two Class III directors at the meeting for a three-year term. Our Nominating Committee recommended and our Board elected the individual nominees named below to serve as a Class III director for the term as indicated below, until his successor has been elected and duly qualified. Both nominees are current members of the Board.
     If the Board should learn that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence prior to the Annual Meeting, the proxies which otherwise would have been voted for such nominee will be voted for a substitute nominee selected by the Nominating Committee and elected by the Board. The Board has no reason to believe that a nominee will be unable to serve.
     Proxies solicited by our Board will, unless otherwise directed, be voted FOR the election of the nominees below.
Nominees for Election at the 2007 Annual Meeting
     The following information concerns the persons nominated to serve as directors for the terms indicated below.

Name of Nominee	Age	Class	Term Ends
Thomas E. Jamison	47	Class III	2010 Annual Meeting

James P. Stauner	53	Class III	2010 Annual Meeting
     Thomas E. Jamison, became a director of our company in August 2000. Mr. Jamison is a shareholder of Fruth, Jamison & Elsass, P.A., a business litigation firm in Minneapolis, Minnesota. From 1996 to 1999, Mr. Jamison served as an investment banker in the Corporate Finance Department of R.J. Steichen & Company. From 1991 to 1996, Mr. Jamison practiced law at Fruth & Anthony, P.A. in Minneapolis. Mr. Jamison graduated magna cum laude from William Mitchell College of Law in 1991.
     James P. Stauner, has been a director of our company since August 2006. Mr. Stauner has over 27 years of experience in the healthcare industry. Since July 2005, he has been the Operating Principal with Roundtable Healthcare Partners, a private equity firm focused on the healthcare industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held various positions between 1999 and 2005 at Cardinal Health, Inc., most recently as President of the Manufacturing Business Groups and a member of the Senior Management Operating Committee. He holds a Bachelor of Science degree in Business Administration from the University of Illinois.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE NOMINEES NAMED ABOVE IN PROPOSAL 1 .

Directors Continuing in Office
     The following information concerns our other directors whose terms of office extend beyond the 2007 Annual Meeting.
Class I
(Terms End 2009)
     David B. Kaysen, age 58, has served as our President and Chief Executive Officer and as a director since May 2006. From July 2005 to May 2006, Mr. Kaysen served as President, Chief Executive Officer and a director of Advanced Duplications Services, LLC, a privately-held replicator and duplicator of optical media, such as CDs and DVDs. Between December 2002 and June 2005, he served as President, Chief Executive Officer and a director of Diametrics Medical, Inc., then a publicly-traded manufacturer and marketer of critical care blood analysis systems that provide continuous diagnostic results at point of care. From 1992 to 2002, Mr. Kaysen served as Chief Executive Officer, President and a director of Rehabilicare Inc., since renamed Compex Technologies, Inc., a publicly-traded manufacturer and marketer of electromedical rehabilitation and pain management products for clinician, home and industrial use. Mr. Kaysen currently serves on the board of directors of MedicalCV, Inc. Mr. Kaysen holds a Bachelor of Science degree in Business Administration from the University of Minnesota.
     Lee A. Jones, age 50, has been a director of our company since August 2006. She has more than 20 years of healthcare and medical device industry experience. Since 1997, she has served as President and Chief Executive Officer of Inlet Medical, Inc. (a Cooper Surgical company since November 2005), specializing in minimally interventional laparoscopic products. Prior to joining Inlet, she had a 14-year career at Medtronic, Inc. where she held various technical and operating positions, most recently serving as Director, General Manager of Medtronic Urology/Interstim division. Ms. Jones currently serves as a member of the board of directors of Impress Medical, Inc. She holds a Bachelor of Science degree in Chemical Engineering from the University of Minnesota.
Class II
(Terms End 2008)
     Sven A. Wehrwein, age 56, has been a director of our company since August 2006. He has over 30 years of experience in accounting, corporate finance and investment banking. Since 1999, he has provided financial-consulting services to emerging growth companies. Mr. Wehrwein previously served as Chief Financial Officer of Digi International Inc., a networking solutions company, and Instent, Inc., a medical device company. Mr. Wehrwein also serves on the board of directors of Image Sensing Systems, Inc., Synovis Life Technologies, Inc., Vital Images, Inc., and Compellent Technologies. Mr. Wehrwein received a Masters of Science degree in Management from the Sloan School at the Massachusetts Institute of Technology and is a certified public accountant.
     R. Patrick Maxwell, age 63, has served as Chairman of our Board since June 2006 and has served as a director of our company since April 1994. Mr. Maxwell has over 30 years of experience as a turn around management specialist, an entrepreneur and executive in both the business and non-profit sectors. From November 2005 until February 2007, he served as the Chief Executive Officer of Entronix, Inc., an electronic manufacturing and re-manufacturing services company. He also has served as Chief Financial Officer of Magnum Tire Corporation since March 2003 and Tele Resources, Inc. since October 1996. Mr. Maxwell serves on the board of directors of Magnum Tire Corporation,

Tele Resource, Inc., and Telnet Services, Ltd., a New Zealand company. He has a Bachelor of Arts degree in Philosophy from St. John’s University and a Juris Doctorate degree from Northwestern University School of Law.
Board Meetings and Attendance
     Our business and affairs are managed by our Board, which met twelve times, and took action in writing one time during the fiscal year ended March 31, 2007. Each director attended at least 75% of the meetings of the Board and any committee on which the director is a member. We encourage all Board members to attend our Annual Meetings and each attended the fiscal 2006 Annual Meeting.
Director Independence
     Our Board reviews the independence of each director. During these reviews, our Board considers transactions and relationships between each director (and their immediate family and affiliates) and us, as well as our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In June 2007, our Board conducted an annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the American Stock Exchange (“AMEX”) or require disclosure under Securities and Exchange Commission (“SEC”) rules, with the exception of Mr. Kaysen, who is our executive employee. Based upon that finding, our Board determined that Messrs. Jamison, Maxwell, Stauner, and Wehrwein, and Ms. Jones are “independent”.
     Additionally, Joel Pitlor was an “independent” member of our Board during our 2007 fiscal year until August 28, 2006, when he resigned.
Committees and Nominations
     Our Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. Our Board believes all members of the Audit Committee, Compensation Committee, and Nominating Committee meet the AMEX’s rule governing committee composition, including the requirement that committee members all be “independent” directors as that term is defined by AMEX rules. The written charters for the Audit Committee and Nominating Committee are available on the investor relations page of our website at www.uroplasty.com. We do not have a written charter for our Compensation Committee.
     Audit Committee. The current members of our Audit Committee are Messrs. Wehrwein (Chair), Maxwell and Jamison. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with certain legal and regulatory requirements. Our Audit Committee has the sole authority to retain, compensate, oversee and terminate our independent registered public accounting firm. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the SEC. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm.
     During fiscal 2007, the Audit Committee held four meetings. A report of the Audit Committee is set forth below in this proxy statement.

     Our Board has determined that all members of the Audit Committee are “independent” directors under SEC rules and has determined that Mr. Wehrwein and Mr. Maxwell qualify as an “audit committee financial expert” under SEC rules.
     Compensation Committee. The current members of our Compensation Committee are Messrs. Jamison (Chair) and Stauner and Ms. Jones. The function of the Compensation Committee is to provide guidance to management and to assist the Board in matters relating to the compensation of officers and senior executives, the Company’s compensation and benefits programs, and to act on other matters relating to compensation as the committee deems appropriate. During fiscal 2007, the Compensation Committee met one time and took action in writing one time.
     Nominating Committee. The current members of our Nominating Committee are Messrs. Maxwell (Chair) and Stauner and Ms. Jones. The purpose of the Nominating Committee is to identify qualified individuals for membership on the Board and recommend to the Board the nominees for election at our annual meetings of shareholders. During fiscal 2007, the Nominating Committee met one time and took action in writing one time.
     Both director-nominees up for election at the fiscal 2007 Annual Meeting have been recommended for the Board’s selection by a majority of our independent directors and are independent directors themselves standing for re-election. Generally, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee.
     The Nominating Committee will consider for inclusion in its nominations of new Board nominees candidates recommended by shareholders. Board candidates referred by such shareholders will be considered on the same basis as Board candidates referred from other sources. To be considered by the Nominating Committee, nominations must be in writing and addressed to our Secretary at the following address: 5420 Feltl Road, Minnetonka, Minnesota 55343, and must be received by us on or before the deadline for the receipt of shareholder proposals as set forth in “Shareholder Proposals for 2008 Annual Meeting” below. Candidates, or the nominating person, must also submit a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s ownership of our stock.
     The Nominating Committee may, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past year.
Code of Ethics
     We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other finance organization employees. The Code of Ethics is publicly available on the investor relations page of our website at www.uroplasty.com. We plan to disclose any substantive amendments to the Code of Ethics or grant of any waiver from a provision of it to the Chief Executive Officer, the Chief Financial Officer or the Controller in a report on Form 8-K.

Corporate Governance Documents Available on Our Website
     Copies of our Audit Committee Charter, Nominating Committee Charter, and our Code of Ethics, are available on the investor relations page of our website at www.uroplasty.com. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing us at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.
Compensation Committee Interlocks and Insider Participation
     The directors who served on the Compensation Committee during fiscal 2007 were:
     Mr. Thomas E. Jamison (April 2006 – to present)
     Mr. James P. Stauner (September 28, 2006 – to present)
     Ms. Lee A. Jones (September 28, 2006 – to present)
     Mr. Joel Pitlor (April 2006 – August 2006)
     Mr. R. Patrick Maxwell (April 2006 – August 2006)
     None of the members of the Compensation Committee during fiscal 2007, or in the last three years, was one of our officers or employees, or had any related party transaction with us. During fiscal 2007, none of our executive officers served as a member of the board or compensation committee of any entity that has one or more officers serving as a member of our Board or Compensation Committee.
Indemnification
     We will indemnify certain persons including our directors to the fullest extent permitted under Minnesota law against liability for damages and expenses, including attorneys’ fees, arising out of proceedings that occur because the person is or was our director, officer or employee. Such persons may demand advances against expenses to be incurred in defending any covered claim. Insofar as the indemnification may cover liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed therein, and is therefore unenforceable.
Shareholder Communications with the Board of Directors.
     We do not have a formal policy by which shareholders may communicate directly with directors, but any shareholder who wishes to send communications to the Board should deliver such communications to the attention of the chairman of our Audit Committee at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343. The Audit Committee chairman will relay to the full Board all shareholder communications he receives that are addressed to the Board.

EXECUTIVE COMPENSATION
Executive Officers
Our Executive Officers and their Biographical Information
     Our executive officers as of the date of this proxy statement are as follow:

Name	Age	Position
David B. Kaysen	58	President and Chief Executive Officer
Mahedi A. Jiwani	59	Vice President, Chief Financial Officer and Treasurer
Susan Hartjes Holman	53	Chief Operating Officer and Secretary
Arie J. Koole	43	Controller, Managing Director, Dutch Operations
Larry Heinemann	55	Vice President, Global Sales & Marketing
     Biographical information for Mr. Kaysen is set forth in “Election of Directors” in this proxy statement. The following information is provided regarding Messrs. Jiwani, Koole and Heinemann and Ms. Holman.
     Mahedi A. Jiwani has served as our Vice President, Chief Financial Officer and Treasurer since November 2005. From 2003 to 2005, Mr. Jiwani served as Chief Financial Officer of M.A. Gedney Company, a Minnesota-based food products distributor. Between 1997 and 2003, he was employed by Telex Communications, Inc., most recently as Vice President of Finance. Mr. Jiwani holds a Masters of Business Administration and a Master of Engineering from the University of Minnesota.
     Susan Hartjes Holman has served as our Chief Operating Officer since November 2002 and as Secretary since September 1996. She served as our Vice President of Operations and Regulatory Affairs from November 1994 to October 2002. She joined Bioplasty, Inc. in September 1991 as Director of Operations and served as Vice President of Operations and Regulatory Affairs from April 1993 until May 1996. Ms. Holman was Director of Operations at Bio-Vascular, Inc. in St. Paul, Minnesota from November 1989 to September 1991. Prior to that time, she served at various other pharmaceutical and medical device companies in management positions in operations and biomedical research. Ms. Holman has Bachelor of Arts degrees in Biology-Microbiology and Biomedical Science from St. Cloud State University, and has done graduate work in the biological sciences. Ms. Holman is a Senior Member and a Certified Quality Auditor of the American Society for Quality, has served several years on its Executive Board and subcommittees, and is a member of the Regulatory Affairs Professionals Society and its Ethics Task Force, and the Henrici Society for Microbiologists. She has served on several national and international scientific and regulatory committees, and is a cofounder for the Biomedical Focus Conference and the Biomedical Consortium, Minneapolis, Minnesota.
     Arie J. Koole joined us in 1993 and has served as our Managing Director and Controller of our operations in The Netherlands since January 2000. From 1987 to 1993, Mr. Koole was a financial auditor with the international accounting firm Deloitte & Touche in The Netherlands. Mr. Koole has a Bachelors Degree in Business Economics.

     Larry Heinemann currently serves as our Vice President of Global Sales and Marketing. He joined us in September 1998 as Director of Sales for North and South America and since then has served in a range of senior executive positions, primarily as a Vice President in the area of sales, marketing and business development. From May 1987 to January 1996, Mr. Heinemann was employed by Bard in various sales and marketing positions in the medical and urological divisions. Mr. Heinemann holds a Bachelor of Science degree in marketing and personnel management from the School of Business of Eastern Illinois University. He is a member of the Society of Urological Nursing Association, and served on the Board as an Industry Liaison for the Upper Midwest Chapter.
Compensation Discussion and Analysis
Overview
     This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers, which consist of our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our three next most highly paid executive officers as determined under the rules of the SEC, and Mr. Samuel Humphries, our former President and CEO, who would have been one of our three most highly paid executive officers as of March 31, 2007, had he not resigned in April, 2006 to join another company.
     Our Compensation Committee (the “Committee”) discharges the responsibilities of our Board with respect to all forms of compensation of our executive officers and oversees our compensation plans.
Compensation Philosophy
     We believe that the talent, ability and commitment of our executive officers are significant factors contributing to our successful leadership and increasing shareholder value. Our executive compensation philosophy is to provide executive officers with compensation we believe to be comparable with similarly situated executives in other small to micro-cap publicly held U.S. medical device companies, taking into account our relative size, performance and our own strategic goals. Our executive compensation goals are to:
•	attract, retain and motivate exceptional personnel;

•	provide our executive officers with competitive compensation opportunities based upon their contributions to the development of our business, including our overall company performance as well as the officers’ personal performance goals;

•	design compensation packages generally competitive with those of our peers and equitable within our organization; and

•	align our executive’s long-term interests with those of our shareholders.
     To achieve these goals, the Committee expects to continue to implement and maintain compensation programs that tie a portion of the executives’ overall compensation to strategic financial and business performance objectives. Thus, our compensation package for each executive officer is comprised of three elements: (i) a competitive base salary; (ii) an annual cash bonus based upon our achievement of financial and business performance objectives; and (iii) stock-options, which reward long-term performance and align the mutuality of interests between our executive officers and our shareholders.

Compensation Determination Process
     Fiscal 2007. During fiscal 2007 and prior years, compensation for our executive officers was reviewed annually by our Committee on an informal basis throughout the year or established pursuant to employment arrangements, such as Messrs. Kaysen and Jiwani in May 2006 and November 2005, respectively. For fiscal 2007, the Committee attempted to achieve the appropriate balance between short-term cash compensation and long-term equity-based compensation to reflect the level of responsibility of the executive officer. The factors the Committee considers when determining compensation elements includes, but is not limited to, the following:
•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance compared to his or her goals and objectives;

•	the qualifications of the executive and his or her potential for development and performance in the future; and

•	the recommendations of our CEO.
     Accordingly, during 2007 and prior years, when determining our compensation elements and the corresponding compensation levels paid to our executives for 2007, the Committee relied primarily on its own business and professional experience in forming a judgment that the total compensation was internally appropriate.
     Fiscal 2008. Commencing in April 2007, which was the beginning of our fiscal 2008 year, the Committee began to formalize our annual review process of executive compensation. Our Committee adopted a process to review each element of compensation annually in the first quarter following our annual audit and in connection with the review of our annual performance. Our CEO will initially provide the Committee with a review of each executive officer’s (including his own) performance for the year then ended and recommend salary, annual cash bonuses and equity-based grants, as appropriate, for the new fiscal year. Salary increases will be effective July 1. Annual cash bonuses and equity-based grants will be based upon the achievement of pre-determined financial and business performance objectives for the year pursuant to a management incentive plan also prepared by the CEO. Our Committee will then review and evaluate the foregoing, consider peer group compensation data if necessary, and ultimately determine the appropriate levels of salary, annual cash bonuses and long-term incentive awards.
     In establishing compensation for fiscal 2008, the Committee reviewed peer group information to benchmark our competitive position consisting of five outside compensation data surveys of medical device companies that were available to Committee members and an internally compiled compensation data report prepared by our CEO of approximately 10 publicly-traded, Minnesota-based, medical device companies with revenues under $70,000,000. The Committee considered this information in determining the base salary, annual cash bonus levels and long-term incentives payable to our executives for fiscal 2008. Although we have not adopted any formal guidelines for benchmarking base salaries or other forms of compensation, our objective is to position our executives’ base salaries at the low to mid-range of base salaries of such peer group and annual cash bonus levels at the mid to high range of incentive bonus levels of such peer group.
     Management Participation. Our CEO participates in the Committee’s meetings at the Committee’s request and makes compensation recommendations for himself and the other executive officers, which the Committee may, but is not required, to consider. The CEO also makes an initial recommendation on his own compensation.
     Use of Consultants. The Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Committee. The Committee has not used the services of a compensation consultant to date; however, it will continue to consider the possibility of retaining a compensation consultant in the future.
Base Salary
     Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives. Our base salaries are also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is commensurate with our compensation philosophy. As stated above, beginning with fiscal 2008, the Committee will review total compensation including base salaries annually following the end of each fiscal year.
     Fiscal 2007. The base salaries for each of our named executive officers for fiscal 2007 were determined by the Committee at various times and other than Messrs. Kaysen and Heinemann, were increased in February 2007 to be competitive with our relevant market, as follows:

	Prior Salary ($)	New Salary ($)	Increase (%)
Mahedi A. Jiwani	$175,000	$185,000	5.7%
Susan Hartjes Holman	$180,000	$187,200	4.0%
Arie J. Koole	$152,703	$158,811	4.0%
Our agreement with Mr. Kaysen, our CEO, which was entered into in May 2006, provides for an initial annual base salary of $255,000. Mr. Humphries, our former CEO, was paid an annual salary of $253,000 until he resigned in April, 2006.
     Fiscal 2008. As a result of the Committee’s recently adopted executive compensation determination process discussed above, the Committee reviewed each individual’s base salaries following our recently completed fiscal 2007. On July 3, 2007, based on performance during the prior year, market factors including the salary levels of comparable positions in the medical device industry using the peer group information as discussed above, and total compensation, the Committee increased each executive officer’s salary as follows, effective July 1, 2007:

	Prior Salary ($)	New Salary ($)	Increase (%)
David B. Kaysen	$255,000	$285,000	11.8%

Name	Prior Salary ($)	New Salary ($)	Increase (%)
Mahedi A Jiwani	$185,000	$194,000	4.9%
Susan Hartjes Holman	$187,200	$193,000	3.1%
Arie J. Koole	$158,811	$165,000	3.9%
Larry Heinemann	$156,000	$175,000	12.2%
     Additional adjustments to base salaries may be warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.
Annual Cash Bonuses
     Fiscal 2007. In fiscal 2007, our executives were entitled to an annual cash incentive bonus under a Management Incentive Plan (the “MIP”) that we adopted. In the prior three fiscal years, we had no formal bonus plan and paid no bonuses to executive officers other than recently to Messrs. Humphries and Jiwani pursuant to their employment agreements, and Mr. Heinemann in connection with sales achievements by him. Our MIP plan in general is based on the achievement of certain pre-determined financial and business performance objectives. Our CEO initially proposes these objectives for each executive and our Committee reviews, evaluates and ultimately determines the appropriate objectives.
     “Target” objectives are assigned to each performance objective to determine payouts, and can be subject to both a minimum threshold and a maximum threshold. For fiscal 2007, our financial performance objectives were applicable to all executive officers and were based on achieving pre-determined budgeted sales and operating income for the year as approved by our Board. Our business performance objectives were subjective and were based upon the achievement of pre-determined personal performance goals for each executive for the year.
     The financial objectives were weighted to represent an aggregate 60% of the total bonus, and the business objectives were weighted to represent 40% of the total bonus. These percentages were determined at the time that the performance objectives were set and were based upon a relative-weighting concept. If the objectives were met (100%), the named executive officers were entitled to receive a bonus equal to 50% of their base salary for the year, other than Mr. Koole, whose potential target bonus percentage was 10% of his annual base salary and based solely on the achievement of business performance objectives. Payout was also subject to both a minimum threshold (90% level of achievement) and maximum threshold (120% level of achievement). At the 90% and 120% or greater performance levels, we would have paid an executive 25% and 60% of their annual base salary, respectively, other than Mr. Kaysen who was not subject to a maximum threshold under his employment agreement. Mr. Humphries, our former CEO, was entitled to a target bonus percentage of 60% subject to a minimum threshold (90% level of achievement) and maximum threshold (140% level of achievement).
     The Committee believes that setting a single financial performance objective for the executive team collaboratively to achieve assists in aligning our executives’ interests with those of us and our shareholders. The Committee has complete discretion to determine the level of achievement of an executive toward the business performance objectives. The Committee is not required to give any particular weighting to any of the business performance objectives and may apply them differently among the executives, depending upon each executive’s areas of responsibility, unless specifically allocated in a MIP.
     In May 2007, the Committee reviewed the achievement of the business objectives in awarding bonuses under the 2007 MIP, and concluded that at least 100%, and with respect to Messrs. Jiwani and Koole, 120%, of the targeted business performance objectives had been met. As a result, on that date, bonus awards of $44,520, $37,440, $15,600, and $24,983 were awarded to Mr. Jiwani, Ms. Holman, Mr. Heinemann and Mr. Koole, respectively, and were paid in June 2007.
     In April 2007, the Committee reviewed the achievement of the financial performance objectives in awarding bonuses under the 2007 MIP. The Committee approved the exclusion to operating profit of the restructuring charges associated with our Eindhoven, The Netherlands facility and our write-off of our I-Stop inventory. As a result, in June 2007, each of Messrs. Jiwani and Hienemann and Ms. Holman received $11,130, $7,800 and $11,232, as a minimum bonus for achieving at least 90% of our targeted operating income financial results. In excluding these items, the Committee believed that the executives should not be penalized for unusual charges incurred because of changes in our business plan. Additionally, in June 2007, Mr. Kaysen received a bonus of $63,750 representing a guaranteed minimum annual bonus of 25% of his annual base salary rate. No bonuses were paid based on achieving budgeted sales objectives.
     Mr. Humphries did not receive bonus awards under the 2007 MIP because his employment with us terminated in April, 2006.
     Fiscal 2008. On July 3, 2007, the Committee approved our 2008 MIP. As with our 2007 MIP, our financial objectives are applicable to all executives and based on achieving budgeted sales and operating income for fiscal 2008 as approved by our Board and our business objectives are subjective and based upon the achievement of individual personal performance goals. The business objectives include goals such as targeted sales for our Urgent PC product, redesigning our worldwide corporate website to drive sales, consolidating all manufacturing operations to our principal corporate office in Minnetonka, Minnesota, and enrolling our target number of subjects in one of our clinical trials.
     For fiscal 2008, the financial goal was weighted to represent 60% of the total bonus (80% for Messrs. Kaysen and Heinemann), and the business objectives were weighted to represent 40% of the total bonus (20% for Messrs. Kaysen and Heinemann). If these objectives were met, the named executive officers would be entitled to receive a total target bonus equal to a certain percentage of their base salary for the year, subject to a minimum threshold as follows:

	Percentage of Base Salary
	At 100% Achievement	At 90 % Achievement
David B. Kaysen	60%	30%
Mahedi A. Jiwani	50%	25%
Susan Hartjes Holman	50%	25%
Larry Heinemann	50%	25%
Arie J. Koole	35%	17.5%
     For fiscal 2008, the Committee eliminated the maximum payout percentages for exceeding target (other than Mr. Jiwani who is entitled to 120% payout under his employment agreement). Instead, if 2008 revenue exceeds budgeted amounts, the Committee may in its sole discretion, award executives a discretionary bonus, payable in cash or an equity-based grant. For fiscal 2009 and thereafter, the Committee has discussed possibly lowering the target bonus payout amount for achieving target and adding back the maximum payout threshold if targets are exceeded. However, there is no assurance that the Committee will actually lower the target bonus payout amounts in the future.

Long-Term Incentive Awards
     We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation aligns the interests of our management with the interests of our shareholders and helps us attract and retain key employees. The Committee views the grant of equity-based compensation and other like awards to be a key component of its overall compensation program.
     Historically, we have awarded long-term incentives to our executive officers through the grant of stock options under three prior existing shareholder approved plans as well as grants outside of these plans. In May 2006, our shareholders adopted our 2006 Stock and Incentive Plan (the “2006 Plan”), and upon approval of such plan, we froze all existing plans and ceased making awards pursuant to these plans. The 2006 Plan allows us to issue other equity-based incentive awards such as restricted stock, stock units, performance stock units and/or other cash incentive awards. To date, all of our stock option grants, including the grants made in fiscal 2007 and fiscal 2008, have been time-vested stock options.
     Our stock option grants are designed to align the long-term interests of each executive officer with those of our shareholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if shareholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity-based awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention.
     Executive officers generally are granted stock options at the time they commence their employment with us. Executive officers are also eligible for annual grants thereafter. Stock options granted to our executive officers generally vest over a period of time in equal installments on the grant date, and on each anniversary date thereafter provided the recipient is continuously employed with us through such date. Stock options generally expire five, seven or ten years, after the date of grant subject to earlier termination in the event of a termination of employment. Stock option grants are made with an exercise price equal to the fair market value of our common stock on the date of grant, which generally has been the day the Committee approves the option grant.
     The Committee does not award stock options according to a prescribed formula or target. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, overall executive compensation. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic financial and business factors. The CEO may provide recommendations to the Committee regarding the number of stock option grants from time to time including a recommendation as to the number of stock options he is granted. Beginning in fiscal 2008, a review of each component of the executive’s compensation is conducted when determining annual equity-based awards, the Committee considers the executive’s total compensation to ensure it is in line with our overall compensation philosophy.
     Fiscal 2007 Stock Option Grants. In fiscal 2007, the named executive officers were awarded stock options in the amounts indicated in the “Grants of Plan-Based Awards” table. This includes grants to Mr. Kaysen in connection with his employment with us in May 2006, and grants to Messrs. Jiwani, Heinemann, and Koole, and Ms. Holman in February 2007.

     Fiscal 2008 Stock Option Grants. On July 3, 2007, as part of determining executive compensation for fiscal 2008, the Committee awarded the named executive officers stock options in the following amounts:

David B. Kaysen	50,000
Mahedi A. Jiwani	20,000
Susan Hartjes Holman	10,000
Larry Heinemann	20,000
Arie J. Koole	20,000

Total	120,000
Other Compensation
     We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In 2007, none of our executives received perquisites and benefits (which excludes defined benefits contributions by us) in excess of $10,000 in the aggregate other than Mr. Kaysen, for whom we paid personal life and disability insurance premiums of approximately $11,500.
Employment Agreements and Change in Control Provisions
     In November 2005 and May 2006, we entered into employment agreements with Messrs. Jiwani and Kaysen, respectively, in connection with negotiating their original terms of employment with us. We also have employment agreements with each of Ms. Holman and Mr. Heinemann. We had an employment agreement with Mr. Sam Humphries, our former CEO who resigned in May 2006. Each of these agreements are discussed further in “Employment Agreements and Payments Upon Termination or Change of Control Provisions” in this proxy statement.
Tax and Accounting Considerations
     In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation elements at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2007.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Thomas E. Jamison, Chair
Lee A. Jones
James P. Stauner

Summary Compensation Table
     The following table contains information regarding all compensation earned during the fiscal year ended March 31, 2007 by our Chief Executive Officer, our Chief Financial Officer, three other highly compensated executive officers serving at the end of fiscal year 2007 whose 2007 compensation exceeded $100,000, and our former Chief Executive Officer.

					Non-Equity
				Option	Incentive	All Other
Name and Principal		Salary	Bonus	Awards	Compensation Plans	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)
David Kaysen President and CEO(5)	2007	220,673	—	425,932	63,750	11,500	721,855
Mahedi A. Jiwani, Vice President, Chief Financial Officer and Treasurer	2007	179,240	—	2,124	55,650	—	237,014
Susan Hartjes Holman, COO and Secretary	2007	181,800	—	5,088	48,672	—	235,560
Arie J. Koole, Controller, Managing Director Dutch Operations(6)	2007	153,365	—	4,178	24,983	—	182,526
Larry Heinemann, Vice President Global Sales & Marketing	2007	156,000	—	4,785	23,400	—	184,185
Sam B. Humphries, Former President and CEO(7)	2007	18,732	—	—	—	—	18,732
Daniel G. Holman (8)	2007	26,389	—	—	—	—	26,389

(1)	The amounts reflect the portion of the fair value of the options recognized as expense for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with SFAS No. 123(R), and may include amounts from awards granted in years prior to 2007. Details of the assumptions used in valuing these awards are set forth in Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007.

(2)	Represents cash bonuses earned during fiscal 2007 under our 2007 Management Incentive Plan executive cash incentive bonus plans, which were paid in June 2007.

(3)	Represents reimbursement for premium for personal life and disability insurance. All other perquisites and benefits for each named executive officer were less than $10,000 in the fiscal year reported.

(4)	Represents the aggregate of the total dollar value of each form of compensation quantified in the table.

(5)	In May 2006, Mr. Kaysen became our Chief Executive Officer.

(6)	Mr. Koole is compensated in Euros. Accordingly, the U.S. dollar amounts payable to him fluctuate with the fluctuation in the U.S. dollar-Euro exchange rate.

(7)	In April 2006, Mr. Humphries, our former President and Chief Executive Officer, resigned to join another company.

(8)	As a result of Mr. Humphries resignation, Mr. Holman acted as our interim President and Chief Executive Officer under a special consulting agreement from April 26, 2006 until May 8, 2006 for which he was paid $9,722. In addition, Mr. Holman was paid $16,333 under the January 2005 consulting agreement.
Grants of Plan-Based Awards in 2007
     The following table sets forth information regarding each grant of an award made to a named executive officer under any plan during the fiscal year ended March 31, 2007.

					All Other Option
		Estimated Future Payouts			Awards: Number of
		Under Non-Equity Incentive			Securities	Exercise or Base	Grant Date Fair
	Grant Date	Plan Awards (2)			Underlying Options	Price of Options	Value of Stock and
Name	(1)	Threshold	Target	Maximum	(3)	(per share)	Option Awards (4)
David B. Kaysen	5/17/2006	$63,750	$127,500	$127,500	300,000	$2.50	$684,300
Mahedi A Jiwani	2/02/2007	11,130	92,750	111,300	17,500	2.65	40,845
Susan Hartjes Holman	2/02/2007	11,232	93,600	112,320	12,500	2.65	29,175
Arie J. Koole	2/02/2007	0	15,945	23,918	5,000	2.65	11,670
Larry Heinemann	2/02/2007	7,800	78,000	93,600	10,000	2.65	23,340

(1)	All equity-based awards were approved and granted on the date reported other than Mr. Kaysen’s, which was approved on May 16, 2007.

(2)	These amounts represent the potential cash bonus amounts for fiscal 2007 available to (a) Messrs. Kaysen and Jiwani, under their respective employment agreements, and (b) to the other executive officers under our 2007 Management Incentive Plan. 60% of the actual bonus amount is based upon the achievement of financial performance objectives and 40% of the actual bonus amount is based upon the achievement of business performance objectives. Both financial and business performance objectives are subject to a minimum threshold (90% level of achievement) and maximum threshold (120% level of achievement). Mr. Kaysen’s bonus payout is based entirely on achievement of financial objectives and his employment agreement provides for a minimum guaranteed bonus of 25% of base salary for fiscal 2007. Mr. Koole’s bonus payout is based entirely on achievement of his business objectives. For all the other named executives, the bonus payout is based on achievement of financial and business objectives. The “threshold” amount is based on the lower of the minimum guaranteed bonus, if applicable, or the lowest achievement and payout rate of the plan. The “target” and “maximum” amounts are based on the assumption that all the objectives of the plan are achieved, respectively, at the target or maximum achievement and payout rates. The actual amounts of the bonuses earned by the executives during fiscal 2007 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table of this proxy statement. See “Annual Cash Bonuses” of our Compensation Discussion and Analysis of this proxy statement.

(3)	Represents awards of stock options granted in fiscal 2007 to Mr. Kaysen under his employment agreement and to the other executive officers as approved by our Compensation Committee in February 2007. These options vest as described in the table on “Outstanding Equity Awards at Fiscal 2007 Year End.” The vesting of these awards is based solely on continued employment with us. See “Long-Term Incentive Awards” of our Compensation Discussion and Analysis.

(4)	Valuation of awards based on the grant date fair value determined pursuant to SFAS 123(R) as discussed under Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007. The actual compensation cost recognized by us during fiscal 2007 for these awards are listed in the “Option Awards” column of the Summary Compensation Table.

Outstanding Equity Awards at 2007 Fiscal Year End
     The following table sets forth certain information concerning equity-based awards outstanding to the named executive officers at March 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Options Exercise
	Unexercised Options	Unexercised Options	Price	Option Expiration
Name	Exercisable	Unexercisable	(per share)	Date
David B. Kaysen(1)	100,000	200,000	$2.50	May 17, 2016
Mahedi A. Jiwani	100,000 (2)	—	3.00	Nov. 14, 2015
	—	17,500 (3)	2.65	Feb. 1, 2014
Susan Hartjes Holman	40,000		1.10	Sept. 4, 2007
	75,000		5.30	Dec. 21, 2009
		12,500 (3)	2.65	Feb. 1, 2014
Arie J. Koole	40,000		1.10	Sept. 4, 2007
	50,000		5.30	Dec. 21, 2009
		5,000 (3)	2.65	Feb. 1, 2014
Larry Heinemann	40,000		1.10	Sept. 4, 2007
	75,000		5.30	Dec. 21, 2009
		10,000 (3)	2.65	Feb. 1, 2014
Sam B. Humphries	24,000 (4)		2.25	Aug. 28, 2008
	400,000 (5)		5.19	Dec. 31, 2014

(1)	Stock option award of 300,000 shares granted in May 2006 under an employment agreement, vesting in one-third installments on the grant date and each anniversary of the grant date.

(2)	Stock option award granted in November 2005 under an employment agreement, originally vesting in one-quarter installments on the grant date and each anniversary of the grant date and which was 100% accelerated in February 2006.

(3)	Stock option award granted in February 2007, vesting in one-third installments on each anniversary of the grant date.

(4)	Stock option award of 30,000 shares, granted in April 2003, vesting in one-fifth installments on the grant date and each anniversary of the grant date, except for the last installment which did not vest as Mr. Humphries resigned as our President and CEO prior to the vesting date.

(5)	Stock option award, granted in January 2005 under an employment agreement, originally vesting in one-quarter installments on the grant date and each anniversary of the grant date and which was 100% accelerated in February 2006

Fiscal 2007 Option Exercises and Stock Vested
     The following table sets forth certain information concerning stock options exercised in fiscal 2007 for the named executive officers on an aggregated basis:

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise

Susan Hartjes Holman	10,000	$6,300 (1)

(1)	Value realized is based on the number of shares acquired upon exercise times the excess of the per share exercise price over the closing price of our common stock on the option exercise date.
Employment Agreements and Payments Upon Termination or Change in Control Provisions
     Employment Agreement and other Arrangements
     Mr. Kaysen. Effective May 17, 2006, we entered into an employment agreement with David B. Kaysen, our President and Chief Executive Officer. The agreement provides him with an annual base salary of $255,000, which was recently increased to $285,000 effective July 1, 2007. For fiscal 2007, he was entitled to receive an annual cash bonus, not to exceed 50% of his base salary, based on achievement of certain financial objectives, subject to a minimum cash bonus of 25% of his base salary. For fiscal 2007, we paid Mr. Kaysen a cash bonus of $63,750 representing the minimum cash bonus of 25% of his base salary. We will reimburse him up to $11,500 annually for his personal life and disability insurance policies. On his start date, we granted him options, with a 10-year term, to acquire 300,000 shares of our common stock at an exercise price of $2.50 per share. The options vest in one-third installments on the start date of his employment and on the first and second anniversaries of his employment provided he is continually employed by us through the applicable vesting date.
     The employment agreement has a one-year term, unless terminated earlier, and will continue to automatically renew on a year-to-year basis. If we terminate the agreement without “good cause” (as defined in the agreement), we will pay Mr. Kaysen an amount equal to 100% of his then annual base salary as severance pay. However, if we terminate his employment without “good cause” in connection with a change in control of us, we will pay him an amount equal to 160% of his then annual base salary as severance pay.
     Mr. Jiwani. Effective November 14, 2005, we entered into an employment agreement with Mahedi A. Jiwani, our Vice President and Chief Financial Officer. The agreement provides him with an annual base salary of $175,000, which was recently increased to $194,000 effective July 1, 2007. He is also entitled to receive annual bonuses based on achievement of financial and business objectives to be agreed upon. For fiscal 2007, we paid Mr. Jiwani cash bonuses of $11,130 and $44,250 for achieving certain levels of financial and business objectives, respectively. On his start date, we granted him options, with a 10-year term, to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share. His stock options were scheduled to vest 25% on his start date and on each of the first, second and third anniversaries of his employment. On February 2, 2006, the Board approved a plan, accelerating the vesting of out-of-the-money options (which included Mr. Jiwani’s options) to avoid the accounting charge to our earnings associated with the vesting of these options upon our adoption of FAS 123(R) (which requires the expensing of stock options).

     The employment agreement has a one-year term, unless terminated earlier, and will continue to automatically renew on a year-to-year basis. If we terminate the agreement without “good cause” (as defined in the agreement) including if we do not annually renew his employment agreement, we will pay Mr. Jiwani an amount equal to 100% of his then annual base salary and a prorated share of his annual bonus earned as of the termination date assuming 100% milestone achievement as severance pay. We will pay this amount in twelve equal monthly installments provided Mr. Jiwani is not subsequently employed. He has agreed to a one-year non-competition agreement with us after any termination of employment.
     Mr. Holman. Effective January 1, 2005, we entered into an employment and consulting agreement with Daniel G. Holman. Under this agreement, Mr. Holman agreed to serve as Chairman of our Board during the first year of the agreement and as a part-time consultant with the continuing title of Chairman during the second year of the agreement. He also served as our Chief Financial Officer. This agreement provided him with a base salary of $239,000 per year during the first year of the agreement, and a consulting fee of $100,000 per year during the second year of the agreement. We also granted him options to purchase 100,000 shares of our common stock at an exercise price equal to $5.19 per share. As with Mr. Jiwani’s options, the options were out-of-the-money and accelerated in February 2006 to avoid accounting charges to our earnings. On March 27, 2006, we amended Mr. Holman’s employment agreement to allow him to pay the minimum statutory withholding taxes upon the exercise of his options by canceling then-exercisable options in an amount equal to such withholding taxes.
     On April 26, 2006, as a result of Mr. Humphries resignation as President and Chief Executive Officer, we amended Mr. Holman’s employment and consulting agreement, pursuant to which he agreed to act as our interim President and Chief Executive Officer for a special consulting fee of $8,333 per month and a particular cash bonus upon certain events which did not occur. Due to illness, on May 8, 2006, we terminated this arrangement and paid his special consulting fees through the end of May 2006. Mr. Holman passed away on June 1, 2006.
     Other Employment Agreements. We also have employment agreements with each of Susan Hartjes Holman and Larry Heinemann. The employment agreement of each executive specifies a base salary subject to annual adjustment in our discretion, and a severance payment to the employee upon employment termination “without cause” (as defined in the agreements). Any severance amounts payable under the agreement are limited to the employee’s base salary for not less than four months and not longer than twelve months after employment termination, depending on the employee’s years of service. Contemporaneously with the execution of their employment agreements, each of these executives executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the executive agreed not to disclose confidential information, to assign to us without charge all intellectual property relating to our business which is created or conceived during the term of employment, to not encourage employees to leave our employment for any reason and to not compete with us during the term of employment and for a period of eighteen months thereafter. Also, in connection with the execution of these agreements, we granted these executives varying amounts of stock options to purchase our common stock at the fair market value at date of grant of $7.50 per share. All of these options have lapsed without exercise.

     Humphries Separation Agreement. On April 26, 2006, we entered into an agreement with Sam B. Humphries relating to his resignation as President and Chief Executive Officer. Under the terms of the agreement, Mr. Humphries received his base salary and company-provided benefits through April 26, 2006. He is not entitled to any severance payments. Mr. Humphries agreed to remain on our Board, subject to the right of the remaining directors to remove him by a majority vote, and to recuse himself from any deliberations or votes relating to any future relationship between us and his new employer, HealthTronics, Inc. The agreement further outlines the scope of Mr. Humphries’ non-competition agreement with us, which includes prohibiting Mr. Humphries (and consequently HealthTronics, Inc.) from engaging in any business activities relating to the diagnosis or treatment of urinary and fecal voiding dysfunctions or initiating or entering into any agreement or other arrangement with a third party relating to the diagnosis or treatment of urinary or fecal voiding dysfunctions. Mr. Humphries resigned from our Board effective August 28, 2006.
Definition of Good Cause, Without Good Cause and Change of Control
     Under our employment agreements with our executive officers, termination for “good cause” generally means one or more of the following events:
•	the executive’s willful breach of his or her employment agreement;

•	the executive’s gross negligence in the performance or nonperformance of his or her duties which remains uncured for 30 days;

•	the executive’s willful dishonesty, fraud or misconduct which materially and adversely affect our operations or reputation;

•	the executive’s conviction of a felony crime which materially and adversely affects our operations or reputation.
     Under our employment agreements with our executive officers, termination “without good cause” generally means one or more of the following events:
•	we impose material and adverse changes, without executive’s consent, in his or her principal duties (including upon a change of control);

•	we reduce the executive’s base salary without the executive’s consent by more than the weighted average percentage reduction made contemporaneously by us of the base salaries of all other executive officers (including upon a change of control);

•	we do not renew our executive’s employment agreement or offer a replacement employment agreement on substantially similar terms;

•	we relocate our offices at which the executive is principally employed to a location more than 50 miles from the prior location; or

•	we terminate executive’s employment without good cause.

     Under our employment agreements with our executive officers, a “change of control” generally means any of the following events:
•	a majority of our Board no longer consists of individuals who were directors at the time of entering into the applicable agreement;

•	the acquisition of our securities that results in any person owning more than 50% of either our outstanding voting securities or our common stock;

•	a sale or other disposition of all or substantially all of the assets of our company (with certain exceptions); or

•	the approval by our shareholders of a complete liquidation or our dissolution.
Potential Payments and Benefits Upon Termination or Change in Control
Payments Made Upon Termination Due to Death or Disability
     Generally, in the event a named executive officer’s employment is terminated due to death or disability, such officer is entitled to (a) salary and any earned, but unpaid, annual cash bonus, through the date of termination, and (b) exercise all vested options as of the termination date for a period of time as set forth in the applicable stock option plan or an award agreement for such options.
Acceleration of Stock Options Upon Change in Control
     All stock option awards to our named executive officers which are currently 100% vested were granted under our prior plans. All stock option awards to our named executive officers which are not currently 100% vested were granted under our 2006 Plan. Under our 2006 Plan, in the event of a change in control, whether or not an executive officer’s employment is terminated, 100% of the remaining unvested portion of their stock options will immediately vest and be exercisable for the remaining term of the option.
Payments Made Upon Termination Without Good Cause or Change of Control
     The table below shows our reasonable estimates of potential severance payments payable to the named executive officers and the value of such executive’s in-the-money vested stock options upon termination without good cause and termination without good cause as a result of a change in control of Uroplasty. The amounts shown assume that termination was effective as of March 30, 2007, the last business day of the fiscal year. Excluded are benefits payable to executive officers. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination. Generally, severance payments are payable in equal monthly installments over a period not exceeding twelve months and are conditioned on the executive’s compliance with applicable non-compete and confidentiality obligations under applicable agreements.

			Payments Upon
			Termination
		Payments Upon Termination	Without
		Without Good Cause –	Good Cause -
Name	Type of Payment	Non-Change of Control	Change of Control
David B. Kaysen(1)	Severance Pay	$255,000	$408,000
	Value of Stock Options(2)	—	142,000
	Total	255,000	550,000
Mahedi A. Jiwani(3)	Severance Pay	277,750	277,750
	Value of Stock Options (2)	9,800	9,800
	Total	287,550	287,550
Susan Hartjes Holman(4)	Severance Pay	187,200	187,200
	Value of Stock Options (2)	—	7,000
	Total	187,200	194,200
Arie J. Koole	Severance Pay	—	—
	Value of Stock Options (2)	—	2,800
	Total	—	2,800
Larry Heinemann(5)	Severance Pay	104,000	104,000
	Value of Stock Options (2)	—	5,600
	Total	104,000	109,600

(1)	Under his employment agreement, Mr. Kaysen is entitled to 100% and 160% of his then current annual salary for termination without good cause, and termination in connection with a change of control, respectively.

(2)	Value computed based on the difference between $3.21, the closing price of our common stock on March 30, 2007 and the exercise price of stock options which would accelerate upon a change of control.

(3)	Under his employment agreement, Mr. Jiwani is entitled to 100% of his then current annual salary ($185,000) for any termination without good cause including in connection with a change of control, a prorated amount of the annual cash incentive bonus he would have received assuming 100% target achievement ($92,750), and accelerated vesting of 100,000 stock options. If Mr. Jiwani is terminated for “good cause”, he is entitled to a pro-rated amount of his annual cash incentive bonus for achievement of the financial objective through the termination date.

(4)	Under her employment agreement, Ms. Hartjes Holman is entitled to her monthly base salary for each full year of employment. Represents twelve months of base salary.

(5)	Under his employment agreement, Mr. Heinemann is entitled to his monthly base salary for each full year of employment. Represents eight months of base salary.

DIRECTOR COMPENSATION
Generally
     Fiscal 2007. In the beginning of fiscal 2007, we paid non-employee independent board members $500 per board meeting and $500 per committee meeting attended. In addition, directors participated in our stock option plan.
     New Director Compensation Plan. On August 16, 2006, the Board adopted a new compensation plan for non-employee directors, which comprises cash payments and grants of equity-based compensation.
     Under the new compensation plan, all non-employee directors receive an annual fee of $10,000 payable in cash in four equal quarterly installments of $2,500, and attendance fees of $1,000 per in-person board meeting, $500 per telephonic board meeting, and $500 per committee meeting. In addition, the Chairmans of the Board, Audit Committee and Compensation Committee are paid an additional quarterly fee of $1,500, $750 and $500, respectively, payable in the quarter of appointment. Payments will be made in cash on the last business day of each calendar quarter.
     All non-employee directors receive an automatic grant of stock options upon such director’s initial appointment or election to the Board for 45,000 shares of common stock, one-third of which vests on the date of grant and the first and second anniversaries thereafter. Each non-employee director will be granted in conjunction with our annual shareholders meeting an annual stock option for 15,000 shares of common stock all of which are vested on the date of grant except that such annual grant does not commence for newly appointed or elected directors until one year following full vesting of the initial grant.
     Board and Committee Members Options. As of August 28, 2006, Messrs. Maxwell and Jamison each hold options to purchase 100,000 shares of common stock, and Messrs. Humphries and Pitlor (who have each resigned as of this date) hold options to purchase 430,000 and 100,000 shares of common stock, respectively. The exercise price of the foregoing options range from $1.10 to $5.30 per share.
     Pursuant to the new compensation plan, on August 28, 2006, in connection with their initial appointments to the Board, we granted to each of Ms. Jones and Messrs. Wehrwein and Stauner an option to purchase 45,000 shares of common stock at an exercise price of $1.82. We pay no additional remuneration to Mr. Kaysen for serving as a director.

Director Compensation Table
     The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended March 31, 2007. Mr. Kaysen, our President and CEO, does not receive separate compensation for his services as a director.

	Fees Earned or Paid	Stock Option
Name	in Cash	Awards (1)	Total
Lee A. Jones (Class I)	$14,000	$33,258	$47,258
Sven A. Wehrwein (Class II)	16,750	33,258	50,008
R. Patrick Maxwell (Class II)	20,500	29,153	49,653
James P. Stauner (Class III)	14,000	33,258	47,258
Thomas E. Jamison (Class III)	18,000	29,153	47,153
Daniel G. Holman (2)	500	—	500
Sam Humphries (3)	500	—	500
Joel Pitlor (4)	500	—	500

(1)	Values expressed represent the actual compensation cost recognized in our financial statements for 2007 pursuant to SFAS No. 123(R), as discussed under Note 3 Shareholders’ Equity to our audited financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007.

The following table shows, for each of the Company’s non-employee directors, information concerning equity-based awards granted during fiscal 2007 and the corresponding grant date fair value of those awards, as well as the aggregate number of equity-based awards outstanding as of March 31, 2007:

		Grant Date Fair
		Value of Stock	Aggregate Stock
	Number of Stock	Option Awards	Option Awards
	Options Granted in	Granted in Fiscal	Outstanding as of
Name	2007	2007 (a)	3/31/07
Lee A. Jones (Class I)(b)	45,000	$33,258	45,000
Sven A. Wehrwein (Class II)(b)	45,000	33,258	45,000
R. Patrick Maxwell (Class II)(c)	15,000	26,475	95,000
James P. Stauner (Class III)(b)	45,000	33,258	45,000
Thomas E. Jamison (Class III)(c)	15,000	26,475	95,000

(a)	Valuation of awards based on the grant date fair value of the awards determined pursuant to SFAS 123(R) as discussed under Note 3, Shareholders’ Equity, to our financial statements for the fiscal year ended March 31, 2007.

(b)	In August 2006, in connection with their initial appointments to the Board, we granted to each of Ms. Jones and Messrs. Wehrwein and Stauner an initial option to purchase 45,000 shares of common, stock at an exercise price of $1.82, the closing price of our common stock on the grant date. These options vest in one-third installments on the grant date and each anniversary of the grant date.

(c)	Represents our annual grant of fully vested stock options to directors (excluding newly appointed independent directors who receive an initial grant of 45,000 stock options in the first year of service) in conjuntion with our annual shareholders meeting, at an exercise price of $2.75, the closing price of our common stock on the grant date.

(2)	Mr. Holman served as a director until he passed away in June 2006.

(3)	Mr. Humphries served as our President and Chief Executive Officer and a director from January 2005 until he resigned in April 2006 to join another company.

(4)	Mr. Pitlor served as a director until he resigned in August 2006.

PRINCIPAL SHAREHOLDERS AND
BENEFICIAL OWNERSHIP OF MANAGEMENT
     The following table sets forth the number and percentage of shares of our common stock beneficially owned as of July 16, 2007, by (i) each person known to us to be the beneficial owner of more than five percent of our common stock, (ii) each director, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group. On July 16, 2007, we had 13,264,604 shares of common stock outstanding.
     Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Shares issuable upon the exercise of outstanding stock options, warrants or convertible securities that are currently exercisable or become exercisable within 60 days from July 16, 2007 are considered outstanding for the purpose of calculating the percentage of common stock owned by a person and owned by a group, but not for the purpose of calculating the percentage of common stock owned by any other person.
     Unless otherwise indicated in the footnotes to the table, the address for each shareholder is c/o Uroplasty, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343, and to our knowledge, each shareholder identified in the table possesses sole voting and investment power over its shares of common stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common
Beneficial Owners of More Than 5%	Beneficially Owned	Stock Outstanding
SF Capital Partners Ltd (1) c/o Stark Offshore Management, LLC 3600 South Lake Drive St. Francis, Wisconsin 53235	1,390,014	10.5%
CystoMedix, Inc.(2) 1887 Station Parkway NW, Building #7 Andover, Minnesota 55304	1,417,144	10.7%
Gary S. Siperstein (3) Tapestry Investment Partners, LP and Eliot Rose Asset Management, LLC 10 Weybosset Street, Suite 401 Providence, Rhode Island 02903	1,092,600	8.2%
Heartland Advisors, Inc. (4) 789 North Water Street Milwaukee, Wisconsin 53202	1,067,500	8.0%
Perkins Capital Management (5) 730 East Lake Street, Wayzata Wayzata, Minnesota 55391	899,102	6.8%
Executive Officers and Directors
David B. Kaysen (6)	216,667	1.6%
Susan Hartjes Holman (7)	518,042	3.9%
R. Patrick Maxwell (8)	168,634	1.3%

Name and Address of Beneficial Owner	Number of Shares	Percent of Common
Beneficial Owners of More Than 5%	Beneficially Owned	Stock Outstanding
Lee A. Jones (9)	15,000	*
Sven A. Wehrwein (10)	15,000	*
James P. Stauner (11)	15,000	*
Larry Heinemann (12)	126,417	*
Mahedi A. Jiwani (13)	106,667	*
Thomas E. Jamison (14)	115,100	*
Arie J. Koole (15)	98,333	*
All directors and named executive officers as a group (16) (10 Persons)	1,394,860	9.8%

*	Less than 1%.

(1)	Excludes 500,000 shares underlying immediately exercisable warrants expiring in April 2010 and 204,167 shares underlying warrants expiring in August 2011. The warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.9% of our outstanding common stock, giving effect to such exercise. The holder may waive the 4.9% ownership cap, but such waiver will not be effective until the 61st day after delivery thereof. As a result, the holder is not deemed to be the beneficial owner of the shares underlying the warrants as of July 16, 2007. Michael A. Roth and Brian J. Stark are the managing members of Stark Offshore Management, LLC, which acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Stark Offshore Management, Messrs. Roth and Stark possess voting and dispositive power over the shares held by SF Capital Partners and therefore may be deemed to be beneficial owners of the shares. Messrs. Roth and Stark disclaim such beneficial ownership based on Schedule 13G/A filed February 14, 2007.

(2)	Jeffrey M. Williams is President and CEO of CystoMedix. Based on a Schedule 13G filed April 18, 2007

(3)	Pursuant to a 13G filed February 14, 2007, Eliot Rose Asset Management, LLC is deemed to be the beneficial owner of the number of securities based on Schedule 13G filed December 31, 2006 pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Eliot Rose Asset Management, LLC acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Additionally, Gary S. Siperstein is deemed to be the beneficial owner of the number of securities pursuant to his ownership interest in Eliot Rose Asset Management, LLC.

(4)	Excludes 62,500 shares underlying warrants expiring in August 2011. The warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.9% of our outstanding common stock, giving effect to such exercise. The holder may waive the 4.9% ownership cap, but such waiver will not be effective until the 61st day after delivery thereof. As a result, the holder is not deemed to be the beneficial owner of the shares underlying the warrants as of July 16, 2007. Heartland Advisors and William J. Nasgovitz, President and a principal shareholder of Heartland Advisors, may be deemed to have shared voting and investment power over the shares. Each disclaims beneficial ownership over the shares. The shares are held in an investment advisory account of Heartland Advisors for the benefit of Turn the Tide, LP, a Wisconsin limited partnership.

(5)	Richard C. Perkins is Executive Vice President and Portfolio Manager of Perkins Capital Management a registered investment advisor. Based on a Schedule 13G filed January 12, 1007. Includes 85,000 shares underlying warrants expiring April 2010 and 215,000 shares underlying warrants expiring August 2011 that may be acquired upon exercise within 60 days of July 16, 2007.

(6)	Includes 216,667 shares that Mr. Kaysen may acquire upon the exercise of options that are exercisable within 60 days of July 16, 2007.

(7)	Includes 178,333 shares that Ms. Hartjes Holman may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.

(8)	Includes 95,000 shares that Mr. Maxwell may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.

(9)	Includes 15,000 shares that Ms. Jones may acquire upon the exercise of options that are exercisable within 60 days of July 16, 2007.

(10)	Includes 15,000 shares that Mr. Wehrwein may acquire upon the exercise of options that are exercisable within 60 days of July 16, 2007.

(11)	Includes 15,000 shares that Mr. Stauner may acquire upon the exercise of options that are exercisable within 60 days of July 16, 2007.

(12)	Includes 121,666 shares that Mr. Heinemann may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.

(13)	Includes 106,667 shares that Mr. Jiwani may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.

(14)	Includes 95,000 shares that Mr. Jamison may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.

(15)	Includes 96,666 shares that Mr. Koole may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.

(16)	Includes 955,001 shares that our directors and executive officers may acquire upon exercise of options that are exercisable within 60 days of July 16, 2007.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
There were no relationships or related party transactions in fiscal 2007.
AUDITING MATTERS
Audit Committee Report
     Note: The material in this Audit Committee report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and McGladrey & Pullen, LLP, our independent registered public accounting firm (“Independent Auditors”).
     The Audit Committee held meetings with the Independent Auditors, both in the presence of management and privately. The Audit Committee discussed the overall scope and plans for the Independent Auditors’ audit, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reports.
     The Audit Committee has reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by SAS No. 89 and SAS No. 90.
     With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence. The Audit Committee has also determined that all of its members are independent within the meaning of AMEX rules.
     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion in our Annual Report on Form 10-KSB for the year ended March 31, 2007 of our financial statements as audited by the Independent Auditors for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas E. Jamison
R. Patrick Maxwell
Sven A. Wehrwein, Chair
Fees
     The following table presents the aggregate fees for professional services provided by McGladrey & Pullen, LLP, or its affiliated entity RSM McGladrey, Inc., in fiscal years 2007 and 2006:

	Fiscal Year 2007	Fiscal Year 2006
Description of Fees	Amount	Amount
Audit Fees (1)	$232,400	$185,400
Audit-Related Fees (2)	11,200	750
Total Audit and Audit-Related Fees	243,600	186,150
Tax Fees (3)	20,100	66,000

Total	263,700	252,150

(1)	Audit fees consist of fees for the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports, services rendered relative to regulatory filings and attendance at Audit Committee meetings.

(2)	Audit-related fees are principally for technical research related to accounting treatment for certain equity instruments.

(3)	Tax fees principally consist of fees for the preparation of federal and state income tax returns, reviews of the tax provision and IRS section 382 study.
All Other Fees
     There were no other services provided by McGladrey & Pullen, LLP or its affiliated entity RSM McGladrey, Inc. not included in the captions above during 2007 or 2006.
Pre-Approval Process
     The Audit Committee has not formally adopted a policy for pre-approval of all audit and non-audit services by its Independent Auditors, but it has routinely approved all audit and permitted non-audit services to be performed for us by its Independent Auditors.
Additional Matters Regarding the Independent Auditors
     In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee expects to select and engage the Independent Auditors to audit our 2008 financial statements. However, the Audit Committee has not yet commenced this process. Accordingly, we are not seeking shareholder ratification of the selection of Independent Auditors for 2008. A representative of McGladrey & Pullen, LLP will attend the Annual Meeting. This representative will be available to respond to appropriate questions and will have the opportunity to make a statement if the representative desires.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us during the fiscal year ended March 31, 2007 and on any written representation by any of such persons, we believe all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with for such fiscal year.
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
     We must receive shareholder proposals intended to be presented in our proxy materials for our 2008 Annual Meeting at our principal executive offices not later than April 2, 2008. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Other Matters
     We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.
Annual Report to Shareholders
     Our Annual Report to Shareholders on Form 10-KSB for the fiscal year ended March 31, 2007 (including audited financial statements) accompanies this Proxy Statement.
Forward-Looking Statements
     From time to time, and in an attempt to provide assistance in understanding our anticipated future financial performance, we may make “forward-looking statements” such as may be contained in our Annual Report to Shareholders, and elsewhere. Forward-looking statements are, however, by their very nature, subject to known and unknown risks and uncertainties relating to our future performance that may cause our actual results, performance or achievements, or the industry, to differ materially from those expressed or implied in any such forward-looking statements.
     We caution investors that any forward-looking statements made by us here or elsewhere are qualified by and subject to the warnings and cautionary statements contained above and in the “Risk Factors” section of our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007.
BY ORDER OF THE BOARD OF DIRECTORS:

/s/ SUSAN HARTJES HOLMAN Susan Hartjes Holman
Corporate Secretary
and Chief Operating Officer
Minneapolis, Minnesota July 27, 2007

Front of Proxy Card ANNUAL MEETING OF SHAREHOLDERS — THURSDAY, SEPTEMBER 13, 2007, 3:30 P.M. (CENTRAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The Board of Directors Recommends a Vote FOR Proposal 1. The shares of stock you hold in your account will be voted as you specify below. If no choice is specified, the Proxy will be voted “FOR” Proposal 1. (1) Election of Directors: To elect two directors: Thomas E. Jamison and James P. Stauner FOR all nominees listed WITHHOLD authority (Instructions: To withhold authority to vote for (except as marked to the a nominee, write the name(s) of the nominee(s) in the space provided below.)
contrary) [ ] [ ] (2) The undersigned authorizes the Proxies in their discretion to vote upon such other business as may properly come before the meeting. PLEASE TURN OVER TO SIGN THIS PROXY ON THE REVERSE SIDE HEREOF

Back of Proxy Card THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 ABOVE. Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Dated: ___, 2007 Signature NOTE: The number shown to the right of your name on this label signifies how many shares you have on record according to StockTrans, Inc. Signature (if held jointly) PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.